Exhibit 99.1
First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 3900
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
MEDIA RELEASE
First Industrial Realty Trust Announces Preliminary Results of
and Amendment to First Industrial, L.P. Cash Tender Offer
CHICAGO, January 25, 2010 — First Industrial Realty Trust, Inc. (NYSE: FR) today announced the preliminary results for the previously announced cash tender offer (the “Offer”) by its operating partnership, First Industrial, L.P., for up to $125 million of its outstanding 7.375% Notes due 2011, 6.875% Senior Notes due 2012, and 6.42% Senior Notes due 2014 (collectively, the “Notes”) and an amendment to the terms of such Offer.
The amendment increases the maximum aggregate principal amount of Notes subject to the Offer (the “Tender Cap”) from $125 million to $160 million. All other terms and conditions of the Offer remain unchanged. The Offer to Purchase dated January 8, 2010 and related Letter of Transmittal, as amended by this press release, together constitute the full terms of the Offer. First Industrial, L.P. may further amend, extend or terminate the Offer at any time.
As of 5:00 p.m., New York City time, on January 22, 2010 (the “Early Tender Time”), $72.7 million aggregate principal amount of the 7.375% Notes due 2011, $66.2 million aggregate principal amount of the 6.875% Senior Notes due 2012, and $14.4 million aggregate principal amount of the 6.42% Senior Notes due 2014 had been validly tendered and not validly withdrawn. The aggregate principal amount of each tranche of Notes that is purchased in the Offer by First Industrial, L.P. will continue to depend upon the acceptance priority levels and proration mechanics outlined in the Offer.
The Offer is scheduled to expire on February 5, 2010 at 11:59 p.m., New York City time, unless extended or earlier terminated (the “Expiration Time”), and First Industrial, L.P. expects the Offer to be settled promptly following the Expiration Time. First Industrial, L.P. did not extend the Early Tender Time. Accordingly, holders may no longer withdraw any validly tendered Notes, whether tendered prior to the Early Tender Time or at any time thereafter and prior to the Expiration Time, subject to limited exceptions. Holders that have previously validly tendered Notes do not need to re-tender their Notes or take any other action in response to this amendment of the Offer to receive the applicable Offer consideration.
Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation at (866) 952-2200 (toll-free) or (212) 430-3774 (toll).
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Lazard Capital Markets LLC is the Lead Dealer Manager for the Offer. Questions regarding the Offer may be directed to Lazard Capital Markets LLC at (877) 364-0850 (toll-free) or (212) 632-1979 (toll). J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are Co-Dealer Managers for the Offer.
This press release is neither an offer to purchase nor a solicitation to buy any of the Notes, nor is it a solicitation for acceptance of the Offer. First Industrial, L.P. is making the Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal, as amended by this press release. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of First Industrial, L.P., the Lead Dealer Manager, the Co-Dealer Managers or the Information Agent for the Offer makes any recommendation in connection with the Offer.
About First Industrial Realty Trust, Inc.
First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across major markets in North America, our local market experts manage, lease, buy, (re)develop, and sell industrial properties, including all of the major facility types — bulk and regional distribution centers, light industrial, manufacturing, and R&D/flex. We have a track record of industry leading customer service, and in total, we own, manage and have under development 93 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com. We post or otherwise make available on this website from time to time information that may be of interest to investors.
Forward-Looking Information
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “should” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a materially adverse affect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities (including the Internal Revenue Service); our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties; the availability and attractiveness of terms of additional debt repurchases; interest rates; our credit agency ratings; our ability to comply with applicable financial covenants; competition; changes in supply and demand for industrial properties (including land, the supply and demand for which is inherently more volatile than other types of industrial property) in the Company’s current and proposed market areas; difficulties in consummating acquisitions and dispositions; risks related to our investments in properties through joint ventures; environmental liabilities; slippages in development or lease-up schedules; tenant creditworthiness; higher-than-expected costs; changes in asset valuations and related impairment charges; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; international business risks and those additional factors described under the heading “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and in the Company’s subsequent quarterly reports on Form 10-Q. We caution you not to place undue reliance on
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forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Art Harmon
Director, Investor Relations and Corporate Communications
312-344-4320
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